UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to SECTION 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2007

Dyadic International, Inc.
(Exact name of registrant as specified in its charter)

Delaware                        333-102629      45-0486747
(State or other jurisdiction of incorporation)          (Commission File Number)             (IRS Employer Identification No.)

140 Intracoastal Pointe Drive, Suite 404
    Jupiter, Florida  33477
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (561) 743-8333

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 27, 2007, Dyadic International, Inc. (the "Company" or "Dyadic") received notice from the Listing Qualifications Department staff of the American Stock Exchange ("AMEX") indicating that the Company had failed to regain compliance with AMEX's continued listing standards set forth in Sections 134 and 1101 of the AMEX Company Guide by the November 16, 2007 deadline previously imposed by AMEX (as previously reported in the Company's Current Reports on Form 8-K dated July 2, 2007 and August 23, 2007) because the Company failed to timely file its Quarterly Reports on Form 10-QSB for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007. Accordingly, AMEX has given notice to the Company of AMEX's intent to file a delisting application with the Securities and Exchange Commission to strike the Company's common stock from listing and registration on AMEX. In accordance with applicable AMEX rules, the Company has appealed this determination and requested a hearing before an AMEX Listing Qualifications Panel. There can be no assurance that the Company's appeal will be successful or that the Company's request for continued listing (or any delay in delisting) by AMEX will be granted. The halt on trading in the Company's shares remains in effect at the direction of AMEX, and there can be no assurance that trading will ever resume.

    The Company has been unable to file its Quarterly Reports on Form 10-QSB in 2007 because of questions concerning the proper accounting treatment regarding the Company's Asian subsidiaries in view of the previously reported operating and financial improprieties there. The Company is in discussions with its outside independent public accounting firm as to how to resolve these issues. There can be no assurance as to any resolution of this matter, including whether the Company will ever be able to file Quarterly Reports on Form 10-QSB for quarters in 2007.

Item 8.01. Other Events.

As previously disclosed in the Company's Current Reports on Form 8-K (filed on October 24, 2007 and November 19, 2007), on October 23, 2007, the Company engaged Gordian Group, LLC ("Gordian Group"), to serve as the Company’s investment banker and financial adviser to assist the Company in evaluating, exploring and, if deemed appropriate, pursuing and implementing certain strategic and financial options that may be available to the Company, including a possible sale, merger, restructuring, recapitalization, reorganization or other strategic or financial transaction. The Company expects later this week to commence implementing a process (the "Strategic Process") designed to maximize the realizable value of the Company's business and assets for all Dyadic stockholders, by soliciting indications of interest from identified third parties concerning the possible acquisition of the Company (or the Company's outstanding stock or assets). The Company's Strategic Process is being administered by Gordian Group under the direction of the Executive Committee of the Board of Directors.  No person is authorized to speak for the Company in connection with the Strategic Process other than Gordian Group and other persons authorized by the Executive Committee.  In particular, the Company's former Chief Executive Officer and President, Mark A. Emalfarb, who was terminated by the Company for cause on September 24, 2007 (as reported in the Company's Current Report on Form 8-K dated September 24, 2007) but who remains a member of the Company's Board of Directors, is not authorized to contact third parties or speak on behalf of the Company on any matter relating to the Strategic Process.  In connection with the Strategic Process, the Company anticipates that by year-end 2007 it will have reached conclusions on one or more specific strategic courses of action and will have commenced taking steps to implement its conclusions. Notwithstanding this, no conclusion as to any specific option or transaction has been reached, nor has any specific timetable been fixed for accomplishing this effort, and there can be no assurance that any strategic, financial or other option or transaction will be presented, implemented or consummated.

On November 21, 2007, a fifth complaint was filed in the United States District Court for the Southern District of Florida (Case No. 07-81105), purporting to be a class action lawsuit. The complaint names the Company and Mark A. Emalfarb, a director of the Company, as defendants. The lawsuit claims that both or one of the defendants, among other things, violated federal securities laws by issuing various materially false and misleading statements that had the effect of artificially inflating the market price of the Company’s securities and causing class members to overpay for securities purchased during the period from April 5, 2006 through April 23, 2007. The complaint seeks, among other things, unspecified monetary damages and the costs and expenses incurred in prosecuting the action. The Company intends to vigorously contest and defend the allegations under the complaint, but no assurance can be given as to the timing, costs to defend or the ultimate outcome of this matter. Further, the Company anticipates, but cannot be certain or assure, that this case will be consolidated with the other class actions recently filed in the United States District Court for the Southern District of Florida (as previously reported in the Company's recent Current Reports on Form 8-K), because all of the cases contain similar allegations and claims and are brought under the federal securities laws. If the cases are consolidated, it will result in the selection of a lead plaintiff, who will be tasked with litigating the claims against the Company on behalf of all putative class members.

On December 3, 2007, the Company issued a press release regarding the matters described in this Current Report on Form 8-K. The complete text of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) The following exhibit is filed with this report:

Exhibit Number	Description of Exhibit
99.1	Press Release of Dyadic International, Inc. dated December 3, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYADIC INTERNATIONAL, INC.

Date: December 3, 2007    By:  /s/ Lisa De La Pointe___
Name: Lisa De La Pointe
Title:	Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release of Dyadic International, Inc. dated December 3, 2007